Exhibit 16.1

April 26, 2019

Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-7561

Dear Sir or Madam:

We have read Item 4.01 of TP Flexible Income Fund, Inc.’s form 8-K dated April 22, 2019, and agree with the statements concerning our Firm contained therein. We are not in a position to agree or disagree with the other statements contained therein.

/s/ FGMK, LLC
Chicago, Illinois